BLUE OWL FINANCE LLC

BLUE OWL CAPITAL INC.

399 Park Avenue, 37th Floor

New York, NY 10022

September 23, 2024

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Blue Owl Finance LLC

Blue Owl Capital Inc.

Registration Statement on Form S-4

Filed September 10, 2024

File No. 333-282025

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Blue Owl Finance LLC (the “Company”) and the guarantor registrants named in the above referenced Registration Statement (the “Guarantors” and, together with the Company, the “Registrants”) hereby request acceleration of the effectiveness of their Registration Statement on Form S-4 to 9:15 a.m. Eastern Time on September 25, 2024, or as soon as practicable thereafter.

In connection with the foregoing request for acceleration of effectiveness, the Registrants hereby acknowledge the following:

•	the Registrants are responsible for the adequacy and accuracy of the disclosure in the filing;

•

should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission (the “Staff”), acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Registrants may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any further questions or comments or desire further information in respect of the Registration Statement, please do not hesitate to contact Philippa Bond of Kirkland & Ellis LLP at (310) 552-4222 or pippa.bond@kirkland.com and H. Thomas Felix of Kirkland & Ellis LLP at (310) 552-4234 or tommy.felix@kirkland.com, counsels to the Registrants. In addition, please notify Ms. Bond or Mr. Felix by telephone when this request for acceleration has been granted.

[Signature page follows]

BLUE OWL FINANCE LLC

by: Blue Owl Capital Holdings LP, its sole member by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL INC.

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL GP HOLDINGS LLC

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL GP LLC

by: Blue Owl Capital GP Holdings LLC, its sole member

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL HOLDINGS LP by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL CARRY LP by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL GROUP LLC by: Blue Owl Capital Holdings LP, its sole member by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL GPSC HOLDINGS LLC by: Blue Owl Capital Holdings LP, its sole member by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL GP HOLDINGS LP by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL GP STAKES GP HOLDINGS LLC by: Blue Owl Capital Carry LP, its sole member by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL REAL ESTATE GP HOLDINGS LLC by: Blue Owl Capital Carry LP, its sole member by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL CAPITAL HOLDINGS LLC by: Blue Owl Capital Group LLC, its sole member

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

BLUE OWL REAL ESTATE HOLDINGS LP by: Blue Owl Capital GP LLC, its general partner

By:	/s/ Neena A. Reddy
Name: Neena A. Reddy
Title: General Counsel and Secretary

cc:	Philippa Bond, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

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